Exhibit 8.1

Administradora de Fondos de Pensiones Provida S.A.

List of Subsidiaries

The following chart sets forth the significant subsidiary, as defined in Rule 1-02(v) of Regulation S-X under the Securities Act of 1933, as amended, of Administradora de Fondos de Pensiones Provida S.A.:
Subsidiary	Other Name by Which Known	Jurisdiction of Organization
Provida Internacional S.A.	—	Chile